Exhibit J1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of BlackRock ETF Trust II of our report dated September 26, 2023, relating to the financial statements and financial highlights, which appears in iShares Large Cap Moderate Buffer ETF and iShares Large Cap Deep Buffer ETF’s Annual Report on Form N-CSR for the period June 28, 2023 (commencement of operations) to July 31, 2023. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

November 16, 2023